ARTICLES OF AMENDMENT

(NINTH)

TO

ARTICLES OF INCORPORATION

OF

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

Document Number P97000020967

Pursuant to the provisions of Sections 607.1006 and 607.1002 of the Florida Business Corporation Act, this Florida Profit Corporation does hereby certify that:

1.	The name of the Corporation is Advanced Communications Technologies, Inc.

2.
All previously issued shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series A-1 Convertible Preferred Stock have been exchanged for shares of Series A-2 Convertible Preferred Stock.

3.
The authorization for, and all references to, 4,200 shares of Series A Convertible Preferred Stock, 300 shares of Series B Convertible Preferred Stock, and 1,000 shares of Series A-1 Convertible Preferred Stock, no shares of which are issued or outstanding, are hereby deleted. Such shares shall constitute Preferred Stock without designation as to class or series.

4.	This amendment was adopted on August 16, 2007.

5.
This amendment was adopted by the Board of Directors of the Corporation without shareholder action pursuant to Section 607.1002(5) of the Florida Business Corporation Act, and shareholder action was not required.

Signed this 16th day of August, 2007

Signature:

/s/ Wayne I. Danson
Name: Wayne I. Danson
Title: President